World Funds Trust 485BPOS

Exhibit 99.(e)(11)

FIRST AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of March 15, 2024 by and between World Funds Trust and Foreside Fund Services, LLC (together, the “Parties”) is effective as of June 25, 2024.

WHEREAS, the Parties desire to amend Exhibit A to the Agreement to reflected an updated funds list; and

WHEREAS, Section 9(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.            Exhibit A to the Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto.

3.            Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.            This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

WORLD FUNDS TRUST		FORESIDE FUND SERVICES, LLC

By:		By:
Name:	David Bogaert	Name:	Teresa Cowan
Title:	President	Title:	President

Date:	July 1, 2024	Date:	July 2, 2024

EXHIBIT A

FUND LIST

●	T-Rex 2X Long Bitcoin Daily Target ETF

●	T-Rex 2X Inverse Bitcoin Daily Target ETF

●	T-Rex 2X Long Ether Daily Target ETF

●	T-Rex 2X Inverse Ether Daily Target ETF